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                                                                    EXHIBIT 23.3

                          Independent Auditors' Consent

The Board of Trust Managers
AmREIT:

We consent to the use of our report dated December 13, 2004 related to the historical summary of gross income and direct operating expenses of Bakery Square Shopping Center for the year ended December 31, 2003 and our report dated December 13, 2004 related to the historical summary of gross income and direct operating expenses of The Courtyard at Post Oak Shopping Center for the year ended December 31, 2003 all included herein, and to the reference to our firm under the heading "Experts" in the prospectus. Our reports refer to the fact that the historical summaries of gross income and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of income and expenses.

/s/ KPMG LLP


Houston, Texas
December 15, 2004